Exhibit (h)(35)

Calamos Investment Trust

Amendment to Internet Access Agreement

This is an amendment (the “Amendment”) to the Internet Access Agreement, dated September 11, 2000, by and between Calamos Investment Trust and U.S. Bancorp Fund Services, LLC, (as amended, restated, modified or supplemented from time to time, collectively, the “Agreement”).

In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:

(1) The separate series of Calamos Investment Trust set forth on each of Exhibit A and Exhibit B of the Agreement are hereby replaced with the following:

Name of Series

Calamos Growth Fund

Calamos Focus Growth Fund

Calamos Value Fund

Calamos Growth and Income Fund

Calamos International Growth Fund

Calamos Global Growth and Income Fund

Calamos High Income Fund

Calamos Convertible Fund

Calamos Market Neutral Income Fund

Calamos Global Equity Fund

Calamos Total Return Bond Fund

Calamos Evolving World Growth Fund

Calamos Discovery Growth Fund

Calamos Long/Short Fund

Calamos Dividend Growth Fund

Calamos Mid Cap Growth Fund

Calamos Emerging Market Equity Fund

All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.

Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.

Dated: December 19, 2013

Calamos Investment Trust		U.S. Bancorp Fund Services, LLC

By:	/s/ J. Christopher Jackson	By:	/s/ Michael R. McVoy
Name:	J. Christopher Jackson	Name:	Michael R. McVoy
Title:	Secretary	Title:	Executive Vice President